UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	MAY 4, 2005

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation)	000-30758 (Commission File Number)	62-12-62580 (IRS Employer Identification No.)

8200 DIXIE ROAD, SUITE 100, BRAMPTON, ONTARIO, CANADA (Address of principal executive offices)		L6T 5P6 (Zip Code)

Registrant’s telephone number, including area code	905-863-0000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Paul W. Karr, 49, has been appointed controller of Nortel Networks Corporation (NNC) and the registrant, effective May 4, 2005. Mr. Karr replaces Karen E. Sledge who had been appointed controller on an interim basis, effective February 7, 2005. Mr. Karr will receive a base salary of US$375,000 (per annum) and will be eligible for a target annual bonus of 60% of base salary under the annual bonus plan of the registrant (the Nortel Networks Limited SUCCESS Incentive Plan), based on the generally applicable performance criteria under such plan. Mr. Karr will be eligible to participate in certain other employee benefit plans and NNC’s Executive Retention and Termination Plan in accordance with the generally applicable terms of such plans. NNC also intends to recommend for approval a new hire grant of 175,000 stock options of NNC for Mr. Karr, subject to the terms and conditions of the applicable stock option plan of NNC.

Mr. Karr has approximately 27 years of experience in accounting and finance areas as a result of holding various senior positions in an accounting firm and multi-national corporations. He is an expert in United States generally accepted accounting principles. Most recently, as Vice President and Financial Controller of Bristol-Myers Squibb Company (Bristol-Myers) from November 2003 to December 2004, where he was chiefly responsible for guiding that company’s second restatement process which was completed in December 2004. In particular, while at Bristol-Myers, Mr. Karr oversaw the reporting, consolidation, technical accounting, accounting policies and training program functions. Prior to his position with Bristol-Myers, Mr. Karr held numerous senior positions within various divisions of the General Electric Company between February 1994 and October 2003, the most recent being Senior Vice President and Chief Accounting Officer, GE Capital Market Services during 2003. In addition, prior thereto, Mr. Karr spent approximately 16 years with Deloitte & Touche, his most recent position being National Consultation Partner in 1993.

NNC owns all of the registrant’s common shares and the registrant is NNC’s principal direct operating subsidiary.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED
By:	/s/ Peter W. Currie
Peter W. Currie
Chief Financial Officer

By:	/s/ Gordon A. Davies
Gordon A. Davies
Assistant General Counsel — Securities and Corporate Secretary

Dated: May 5, 2005